Exhibit 99.1

Contact: Media Inquiries Karen Cutler (215) 238-4063 Cutler-Karen@aramark.com Investor Inquiries Felise Kissell (215) 409-7287 Kissell-Felise@aramark.com

Aramark Announces Pricing and Upsizing of Private Offering of

$1.5 Billion Aggregate 6.375% Senior Notes due 2025

Philadelphia, PA, April 22, 2020 — Aramark (NYSE: ARMK) announced today the pricing by its indirect wholly owned subsidiary, Aramark Services, Inc. (the “Issuer”), of $1.5 billion aggregate principal amount of 6.375% senior unsecured notes due 2025 (the “Notes”). The aggregate principal amount of Notes to be issued in the offering was increased to $1.5 billion from the previously announced $1.25 billion. The Issuer intends to use the net proceeds from the offering of the Notes for general corporate purposes.

The offering of the Notes is being made in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to investors who are reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act or to investors outside the United States in accordance with Regulation S under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes. The Notes have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

About Aramark

Aramark (NYSE: ARMK) proudly serves the world’s leading educational institutions, Fortune 500 companies, world champion sports teams, prominent healthcare providers, iconic destinations and cultural attractions, and numerous municipalities in 19 countries around the world. Our 280,000 team members deliver innovative experiences and services in food, facilities management and uniforms to millions of people every day. We strive to create a better world by making a positive impact on people and the planet, including commitments to engage our employees; empower healthy consumers; build local communities; source ethically, inclusively and responsibly; operate efficiently and reduce waste. Aramark is recognized as a Best Place to Work by the Human Rights Campaign (LGBTQ+), DiversityInc, Black Enterprise and the Disability Equality Index. Learn more at www.aramark.com or connect with us on Facebook and Twitter.

Cautionary Statements Regarding Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are based on management’s expectations, estimates, projections, and assumptions. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. Additional information regarding these factors is contained in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and other sections of Aramark’s Annual Report on Form 10-K, filed with the SEC on November 26, 2019, as such factors may be updated from time to time in its other periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and which may be obtained by contacting Aramark’s investor relations department via its website at www.aramark.com.

# # #